Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2018, relating to the consolidated financial statements of PBF Energy Inc. and subsidiaries, and the effectiveness of PBF Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of PBF Energy Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
May 31, 2018